UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.)

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MEETME, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MeetMe, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Dear Stockholders:

2016 was a phenomenal year for MeetMe. We delivered record financial results and our acquisition of Skout was a significant step in our ongoing efforts to innovate, acquire and build the largest mobile portfolio of brands for meeting and chatting with new people.

Going forward, we remain committed to our vision, and to further growing our revenue and increasing profitability. With the expected addition of if(we) to our portfolio, we believe we will have created a clear pathway to $150 million in annualized revenue and adjusted EBITDA of $50 million for our combined company.

In my 2015 letter, we touted our achievement of one million mobile daily active users. In my 2016 letter, following our combination with Skout, we touted over two million mobile daily active users. Today, following the expected close of the if(we) acquisition in Q2, we will be able to claim nearly three million mobile daily active users. With our expanded portfolio of brands, we intend to connect more than ten million mobile app monthly active users around the world; these users send 65million chats daily and are joined by more than 130,000 mobile app new users every single day.

Presently, we are hard at work building-out the future of MeetMe. As we have begun to integrate the MeetMe and Skout communities, we have seen chat engagement increase significantly on both platforms in recent weeks. Moreover, now six months into our merger with Skout, we believe we are on pace to deliver our previously forecast $7.5 million in incremental first-year adjusted EBITDA from Skout.

We also recently launched live video to beta users of our MeetMe app on both iOS and Android. Live is a one-to-many video feature that allows users to broadcast themselves, watch other users’ broadcasts, and chat in real-time. We believe Live will be a popular feature for connecting our millions of users. If you think of MeetMe as the neighborhood bar, video is the live entertainment. We believe the combination of chat and video is a powerful product mix. We believe chat will keep users coming back to the app and video will extend the time that users spend in the app. Finally, we believe video will also open the door to increase revenue with new advertising placements and in-app purchases through a gifting mechanism popularized by Momo, Live.me, and others.

Video is fast becoming a critical part of the social-mobile landscape, and we believe it will become an increasingly important part of our apps as well. We believe we are well positioned to integrate our core social networking experience with live broadcasting services to create products that delight our users and keep them coming back.

As I look into 2017 and beyond, I see our most promising product pipeline yet. MeetMe is poised to continue delivering shareholder value by executing on our mission of creating the largest global service for meeting and chatting with new people.

Sincerely,

/s/ Geoffrey Cook

Geoffrey Cook

Chief Executive Officer

MeetMe, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938
Telephone: (215) 862-1162

To the Stockholders of MeetMe, Inc.:

We are pleased to invite you to attend the 2017 Annual Meeting of the Stockholders of MeetMe, Inc., which will be held at 1:00 p.m. on Friday, May 5, 2017 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect six members to our Board of Directors;

2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement;

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

4.	To transact such other business that may properly come before the meeting.

MeetMe, Inc.’s Board of Directors has fixed the close of business on March 13, 2017 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on May 5, 2017: This Proxy Statement and the 2016 Annual Report on Form 10-K are available at: https://www.proxyvote.com.

If You Plan to Attend

Registration and seating will begin at 12:30 p.m. Shares of common stock and preferred stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ SPENCER RHODES
Spencer Rhodes
Chairman of the Board

Dated: March 30, 2017

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save MeetMe, Inc. the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Cautionary Note Regarding Forward Looking Statements

Certain statements in this Proxy Statement may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, these forward-looking statements include, among others, statements about, opportunities for and growth of our business, our plans regarding product development and enhancements, and our expectations regarding profitability. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors set forth on the Form 10-K for the year ended December 31, 2016 and the Current Report on Form 8-K filed on March 6, 2017.

TABLE OF CONTENTS

VOTING	1

PROPOSAL 1. ELECTION OF DIRECTORS	5

CORPORATE GOVERNANCE	7

PRINCIPAL STOCKHOLDERS	12

EXECUTIVE OFFICERS	14

EXECUTIVE COMPENSATION	15

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	37

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION	37

AUDIT COMMITTEE	38

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017	40

OTHER MATTERS	40

MeetMe, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938
Telephone: (215) 862-1162

2017 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

VOTING

Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of MeetMe, Inc., a Delaware corporation, (referred to in this proxy statement as MeetMe, we, our, us or the Company) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2017 Annual Meeting of Stockholders to be held at 1:00 p.m. on Friday, May 5, 2017 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about March 30, 2017. A copy of our Annual Report on Form 10-K for the year ended December 31, 2016 has been mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

MeetMe’s Board has fixed the close of business on March 13, 2017 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 59,621,766 shares of common stock outstanding, which class is voting stock. Each share of MeetMe’s common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner?

If your shares are registered in your name with our transfer agent, Action Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by MeetMe.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the Annual Meeting.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to MeetMe, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. Our Bylaws provide that the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

The stockholders present at a duly called or convened meeting at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the absence of a quorum at the Annual Meeting or any adjournment thereof, a majority in voting interest of those present in person or by proxy and entitled to vote, or any officer entitled to preside at, or to act as secretary of, the Annual Meeting may adjourn the Annual Meeting until stockholders holding the amount of stock requisite for a quorum are present in person or by proxy.

What is a Broker Non-Vote?

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you. Brokers usually offer the ability for stockholders to submit voting instructions by mail by completing a vote instruction form, by telephone or over the Internet. If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” Brokers will not have discretionary authority to vote on Proposal 1 (election of directors) or on Proposal 2 (advisory vote on compensation of Named Executive Officers).

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 3 is routine and Proposals 1 and 2 are non-routine.

How are Abstentions Treated?

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but specifically indicates an abstention from voting on one or more of the proposals. If you submit a proxy card or provide proxy instructions to your broker or other nominee and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the meeting, but will not be voted at the Annual Meeting. Abstentions only have an effect on the outcome of any matter being voted on that requires a certain level of approval based on our total voting stock outstanding. Thus, abstentions do not have any effect on any of the proposals at the Annual Meeting.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

For matters at the Annual Meeting other than the election of directors, if a quorum is present, all actions taken by the holders of a majority of the votes cast on the proposal, excluding abstentions, shall be the act of the stockholders. For the election of directors at the Annual Meeting, if a quorum is present, each nominee must receive a majority of the votes cast for such nominee's election, excluding abstentions, in order to be elected.

Proposal	Vote Required	Broker Discretionary Vote Allowed
Proposal 1: Election of Directors	The votes cast for a nominee’s election must exceed the votes cast against such nominee’s election.(*)	No
Proposal 2: Advisory vote on compensation of Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast.	No
Proposal 3: Appointment of the Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Yes

* Because all nominees are current directors, if the votes cast for a nominee’s election do not exceed the votes cast against such nominee’s election, then our Bylaws require that such director promptly tender his or her irrevocable resignation to the Board. For a summary of the procedures for the Board to review and render a decision with respect to such an irrevocable resignation, see “Corporate Governance – Majority Voting in the Election of Directors.”

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote for the nominee or against the nominee, or you may abstain from voting on the nominee. With regard to the other proposals, you may vote for the proposal or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of MeetMe, Inc., by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: MeetMe, Inc., 100 Union Square Drive, New Hope, Pennsylvania 18938, Attention: Corporate Secretary, or by facsimile to (215) 933-6882.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by MeetMe. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Geoffrey Cook and David Clark, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “Householding” and How Does it Affect Me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold MeetMe stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Action Stock Transfer (in writing: Ms. Justeene Blankenship, Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121; or by telephone: (801) 274-1088; or by facsimile: (801) 274-1099).

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Action Stock Transfer as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to MeetMe stockholders with any of the proposals described above to be brought before the Annual Meeting.

Can a Stockholder Present a Proposal or Nomination to be Considered at the 2018 Annual Meeting?

If a stockholder of the Company wishes to submit a proposal or nomination to be considered at our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), the following is required:

●     For a stockholder proposal to be considered for inclusion in MeetMe’s Proxy Statement for the 2018 Annual Meeting, our Corporate Secretary must receive the written proposal no later than November 30, 2017, which is the 120th calendar day prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2017 Annual Meeting. Such proposals also must comply with regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company sponsored materials.

●     For a stockholder proposal that is not intended to be included in MeetMe’s Proxy Statement under Rule 14a-8 of the Exchange Act, to be properly brought before the 2018 Annual Meeting by a stockholder, the stockholder must have met the requirements of our Bylaws and given timely notice of the proposal in writing to our Corporate Secretary (the “Proposal Notice”), which Proposal Notice must be in proper form as provided in our Bylaws, and the making of such proposal must be permitted by applicable law, our certificate of incorporation and our Bylaws, and must comply with the notice and other procedures set forth in our Bylaws in all applicable respects. To be timely, the Proposal Notice must be delivered to, or mailed and received by, our Corporate Secretary at our principal office not earlier than the close of business on December 6, 2017, which is the 150th calendar day prior to the one-year anniversary date of the 2017 Annual Meeting, and not later than the close of business on January 5, 2018, which is the 120th calendar day prior to the one-year anniversary date of the 2017 Annual Meeting.

●     Additionally, a stockholder submitting a proposal must be a stockholder at the time of delivery of the notice to the Corporate Secretary on the record date, and on the date of the 2018 Annual Meeting, and must be entitled to vote at the 2018 Annual Meeting.

●     For a stockholder nomination to the Board of Directors to be considered for inclusion in MeetMe’s Proxy Statement for the 2018 Annual Meeting, the stockholder must have given timely notice of the nomination in writing to our Corporate Secretary (the “Nominating Notice”), which Nominating Notice shall be in proper form as provided in our Bylaws, and must comply with the notice and other procedures set forth in our Bylaws in all applicable respects. To be timely, the Nominating Notice must be made in writing and delivered to, or mailed and received by, our Corporate Secretary at our principal office not earlier than the close of business on December 6, 2017, which is the 150th calendar day prior to the one-year anniversary date of the 2017 Annual Meeting, and not later than the close of business on January 5, 2018, which is the 120th calendar day prior to the one-year anniversary date of the 2017 Annual Meeting.

If the information submitted by a stockholder in a Proposal Notice or Nomination Notice is not true, correct and complete in all respects prior to the applicable deadline for such notice, then such information may be deemed not to have been provided in accordance with the applicable provisions of our Bylaws. Any Proposal Notice or Nomination Notice for the 2018 Annual Meeting should be sent to our principal office: MeetMe, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938.

Board Recommendation

The Board unanimously recommends that stockholders vote “For” each the election to the Board of each of the nominees in Proposal 1, “For” Proposal 2 and “For” Proposal 3.

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board of Directors proposes the election of the following nominees as directors:

●	Jean Clifton
●	Geoffrey Cook
●	Ernesto Cruz
●	Christopher Fralic
●	Spencer Rhodes, Chairman of the Board
●	Jason Whitt

All of the above persons serve on our Board, have been nominated for election this year and have agreed to serve if elected.

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card. The principal occupation and certain other information about the nominees are set forth below.

The Board recommends that stockholders vote “For” the election to the Board of each of the nominees named herein.

Board of Director Nominees

Jean Clifton, age 56, has served as a director of the Company since June 2013. Ms. Clifton joined Veterinary Specialists of North America, LLC upon its formation in July 2014 as the company’s Chief Financial Officer. Ms. Clifton performs consulting services through Platinum Strategic Partners, LLC, a financial and operations consulting firm she founded in 2006. Ms. Clifton served as the Chief Financial Officer of WestwoodOne (f/k/a Dial Global, Inc.) from June 2012 through January 2014 after completing the sale of the company and post-sale integration work. From July 1986 through June 2006, Ms. Clifton worked for Journal Register Company, a New York Stock Exchange listed company, and its predecessor companies, in various capacities in the U.S. and Europe, including as President and Chief Operating Officer from 2005 to 2006 and Executive Vice President, Chief Financial Officer and Treasurer from 1989 to 2005 and served on the Board of Directors of the company. Ms. Clifton has held Chief Financial Officer/Chief Accounting Officer positions at Readers’ Digest and three MidOcean Partners portfolio companies (Penton Media from 2008 through 2010, Olympus Media and Jones & Frank). Ms. Clifton was selected to serve on our Board because of her financial experience, including her roles in raising billions of dollars in various forms of debt capital (for acquisition plans and other purposes) and managing the capital allocation for both private and public companies in the United States and Europe.

Geoffrey Cook, age 38, has served as a director the Company since November 2011, and as our Chief Executive Officer since March 2013. Mr. Cook served as our Chief Operating Officer from November 2011 through March 2013. Mr. Cook was appointed to the Board in connection with the merger of the Company (then named “Quepasa Corporation”) with Insider Guides, Inc. d/b/a myYearbook (“myYearbook”). Mr. Cook co-founded myYearbook where he served as Chief Executive Officer from 2005 until its merger with Quepasa in November 2011. During his tenure at myYearbook, Mr. Cook grew myYearbook to profitability and $30+ million revenue with 100 employees. Mr. Cook previously founded EssayEdge and ResumeEdge while a student at Harvard University in 1997 and sold them to the Thomson Corporation in 2002. Mr. Cook serves as a director pursuant to his employment agreement with the Company.

Ernesto Cruz, age 60, has served as a director of the Company since November 2007. Since October 2007, Mr. Cruz has served as the managing partner of Advanzer de Mexico S.A. de C.V. a consulting and audit firm. Mr. Cruz is currently a member of two additional public company boards: (i) Coca-Cola FEMSA, S.A.B. de. C.V. (NYSE: KOF), a Mexico-based multinational beverage company, where he serves as a member of the audit committee, and (ii) Fomento Económico Mexicano S.A.B. de C.V. (NYSE: FMX), a Mexico-based multinational beverage and retail company. From March 2002 until October 2007, he was the Managing Partner for the Monterrey and Northeast Mexican offices of Deloitte & Touche, an international accounting firm. Mr. Cruz served as the Managing Partner for the Monterrey and Northeast Mexican offices of Arthur Anderson from April 1997 through March 2002. Mr. Cruz is a Certified Public Accountant in Mexico. Mr. Cruz was selected to serve on our Board because of his extensive knowledge in accounting and auditing and his service on the board of directors of large companies in Mexico.

Christopher Fralic, age 54, has served as a director of the Company since February 2017. Mr. Fralic is a partner at First Round Capital, a seed-stage venture firm, where he has worked since March 2006. At First Round he has focused on numerous investment areas that include advertising and marketing technology, social/mobile, eCommerce/travel, connected devices and gaming. Mr. Fralic has over 30 years of technology industry experience including having served in several significant Internet business development roles since 1996. First Round was an early investor in myYearbook and Mr. Fralic was a board observer for myYearbook. Prior to joining First Round, Mr. Fralic served as VP of Business Development at social bookmarking and tagging company del.icio.us through its acquisition by Yahoo! He was also one of the early employees at Half.com, where he served as VP of Business Development starting in 1999, and following the company’s acquisition by eBay, he spent six years with eBay in a variety of business development, media and entertainment roles. Mr. Fralic has also attended the TED Conference for more than 20 years and helped to launch TEDTalks, which have been viewed over four billion times. Mr. Fralic was selected to serve on our Board because he is a well-known technology veteran who brings substantial experience to MeetMe, including a strong network and deep industry expertise.

Spencer Rhodes, age 39, has been the non-executive Chairman of the Board since July 2016. Mr. Rhodes has served as a director since April 2013. Mr. Rhodes is Alternative Investments Global Business Manager of Allianz Global Investors, an investment management firm, where he has worked since July of 2013. Prior to that, Mr. Rhodes was the Chief Operating Officer and Head of Business Development for Tradewinds Investment Management LP, also an investment management firm. Mr. Rhodes was affiliated with Tradewinds Investment Management LP from January 2008 to June 2013. Before that Mr. Rhodes was a Vice President with BlackRock Investment Management. Mr. Rhodes also was an angel investor and board observer for myYearbook. Mr. Rhodes has served as a director of Sierra Molecular Corporation, a private biotechnology corporation, since 2011. Mr. Rhodes was selected to serve on our Board because of his investment experience and his experience with emerging companies.

Jason Whitt, age 45, has served as a director since August 2014. Since March 2015, Mr. Whitt has been the Senior Vice President of Corporate and New Channel Development for Serviz, Inc., an on-demand home services company for booking and buying home repair services online. He was the Senior Vice President of Corporate and Business Development of ReachLocal, Inc., an internet service provider company, a position he has held since joining ReachLocal from March 2011 to February 2015. From June 2005 through February 2011, Mr. Whitt was a Venture Capital Investor for VantagePoint Venture Partners, where he focused on investments in Internet/digital media, cloud delivered software & services, mobile, consumer-oriented technology and healthcare IT. From September 2000 through May 2005, Mr. Whitt was responsible for acquisitions, venture investing, and corporate strategy for Cisco Systems’ Corporate Business Development group, where he led numerous transactions involving communications software and applications, enterprise collaboration, mobile/wireless, Internet/digital media, and consumer technology companies. Mr. Whitt was selected to serve on our Board because of his investment experience and his experience with technology companies.

There are no family relationships between any of our directors and/or executive officers.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of MeetMe and its stockholders. The Board’s responsibilities include establishing broad corporate policies, monitoring risk, and reviewing the overall performance of MeetMe.

Board Committees and Charters

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees. Committees regularly report on their activities and actions to the Board. The Board currently has, and appoints the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which we refer to as the “Governance Committee.”  The Audit Committee, the Compensation Committee and the Governance Committee each have a written charter approved by the Board. We post each charter on our website at www.meetmecorp.com/investors/governance. The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Audit	Compensation	Governance
Jean Clifton	✔	✔	Chair
Geoffrey Cook
Ernesto Cruz	✔	Chair	✔
Christopher Fralic	✔			Chair
Spencer Rhodes	✔			✔
Jason Whitt	✔	✔		✔

The Board held 10 meetings in 2016. MeetMe does not have a policy with regard to directors’ attendance at annual meetings. One director attended the 2016 Annual Meeting. In 2016, the Audit Committee held six meetings, the Compensation Committee held one meeting and the Governance Committee did not hold any meetings.

Independence

As required by the NASDAQ rules, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our general counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The Board has determined Ms. Clifton, and Messrs. Cruz, Fralic, Rhodes and Whitt, are independent directors in accordance with the listing rules of NASDAQ. The Board has determined that each of the members of the Audit Committee, Ms. Clifton and Messrs. Cruz and Rhodes, are independent in accordance with the independence standards for audit committees under the NASDAQ listing rules and Rule 10A-3 of the Exchange Act. The Board has determined that each of the members of the Compensation Committee, Ms. Clifton and Mr. Cruz, are independent in accordance with the independence standards for compensation committees under the NASDAQ listing rules and Rule 10C-1 of the Exchange Act.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal control, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee.

The Board has determined that Mr. Cruz is qualified as an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC and NASDAQ and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the Audit Committee or of the Board.

Compensation Committee

The Compensation Committee assists the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and annually approves the compensation of the Chief Executive Officer, and the salaries and other compensation of the Company’s other executive officers, and administers the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers). The Compensation Committee is also responsible for reviewing and recommending possible changes in Board compensation for non-employee directors.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, identifying highly qualified individuals meeting those criteria to serve on the Board; proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting, reviewing candidates nominated by stockholders for election to the Board; developing plans regarding the size and composition of the Board and its committees; developing and recommending to the Board a set of corporate governance principles applicable to the Company.

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as a director of MeetMe:

(i)	the appropriate size of our Board and its committees;
(ii)	the perceived needs of our Board for particular skills, background and business experience;
(iii)

diversity, including social media and Internet experience, public company experience, finance background, reputation, and business experience of nominees compared to those already possessed by other members of our Board;

(iv)	nominees’ independence from management; and
(v)	the applicable regulatory and listing requirements, including independence requirements and legal considerations.

The Governance Committee will consider persons recommended by stockholders if such stockholders follow the timelines and procedures set forth in the Company’s Bylaws and as set forth in this proxy statement under the heading “Can a Stockholder Present a Proposal or Nomination to be Considered at the 2018 Annual Meeting?” If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee.

The Governance Committee periodically reviews and monitors MeetMe’s corporate governance guidelines to assure that they reflect best practices and are appropriate for MeetMe and to assist the Board in achieving such best practice. Additionally, the Governance Committee periodically reviews and monitors, with the assistance of management and outside counsel, applicable regulatory requirements relevant to MeetMe’s corporate governance guidelines to assure compliance therewith.

Majority Voting in the Election of Directors

In an uncontested election, each nominee for election as a director must be elected by majority vote. In such an election, our Bylaws provide that, if a quorum is present, each nominee for director shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election.

In such an election, if the nominee who does not receive the vote of at least the majority of the votes cast is an incumbent director nominated for re-election, then our Bylaws require that such incumbent director promptly tender his or her irrevocable resignation to the Board. Our Governance Committee will then make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Our Bylaws permit each of the Governance Committee in making its recommendation, and the Board in making its decision, to consider any factors or other information that the Board or Governance Committee, as applicable, considers appropriate and relevant. A director who tenders his or her resignation is not permitted to participate in the recommendation of the Governance Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case in accordance with our Bylaws.

Board Diversity

While we do not have a formal policy on diversity, the Governance Committee considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Governance Committee seeks to attract individuals with social media and Internet experience. Additionally, we seek individuals with experience on public company boards, finance, marketing expertise and international background.

Chairman of the Board

MeetMe has chosen not to combine the Chief Executive Officer and Chairman of the Board positions. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect MeetMe. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend all or portions of the Board’s regularly scheduled meetings, and make presentations to the Board on financial and operational matters, which presentations often include a discussion of risks related to our business.

Presently, the primary risks affecting MeetMe are our ability to attract and retain users, and to monetize those users. The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Risk Assessment Regarding Compensation Policies and Practices

Our executive compensation program is structured to avoid excessive risk taking by our executives or taking risks that are reasonably likely to have a material adverse effect on MeetMe. Our executive compensation program has the following risk-limiting characteristics:

●     Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●     A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

●     Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and shareholders who beneficially own more than 10% of the Company’s outstanding equity stock, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and the other equity securities of the Company. These reporting persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, our review of the reports that have been filed and on the representations of the reporting persons we believe that all filing requirements applicable to these persons were complied with during fiscal year 2016, except for a Form 4 for David Clark that was inadvertently filed one day late on December 12, 2016.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at MeetMe, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938, or by visiting MeetMe’s website at www.meetmecorp.com/investors/governance/. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees which is posted on our website at www.meetmecorp.com/investors/governance/. The corporate website is not incorporated into this report.

Director Compensation

In 2016, non-employee directors were compensated with cash and restricted stock awards for service as a director, committee chairperson or committee member. The following table provides information regarding director compensation in 2016. The table does not include compensation for reimbursement of travel expenses related to attending Board and committee meetings, which do not exceed $10,000 for 2016 for any non-employee director, except for Mr. Rhodes who required international travel to attend board meetings.

2016 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c) (1)	Total ($)(h)	Expense Reimbursement ($)
Spencer Rhodes (2)	66,500	55,760	112,260	32,607
John Abbott (3)	56,500	55,760	112,260	-
Jean Clifton (2)	41,500	55,760	97,260	-
Ernesto Cruz (2)	55,000	55,760	110,760	5,026
Jason Whitt (2)	30,500	55,760	86,260	-

_______________

(1)       The amounts in this column represent the aggregate date fair value of the stock awards as of the grant date as computed in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in restricted stock and do not reflect the actual amounts that may be realized by the directors.

(2)       On April 26, 2016, each non-employee director received a restricted stock award of 17,000 shares for service as a director. All of the restrictions on the restricted stock awards will lapse on the first anniversary of the grant date. The non-employee directors received an annual retainer fee of $25,000, plus an additional fee of $35,000 for the Chairman of the Board; a committee chair retainer fee of $7,000, $6,000, $5,000 and $2,000, for the Executive, Audit, Compensation and Governance Committees, respectively; and committee membership retainer fees of $7,000, $6,000, $5,000 or $1,000 for the Executive, Audit, Compensation and Governance Committees, respectively. The Board eliminated the Executive Committee in March 2017.

(3)       Mr. Abbott resigned from Board of Directors effective June 27, 2016.

Our non-employee directors are compensated under the Company’s non-employee director compensation program, which consists of the following elements:

●     annual cash retainer of $25,000;

●     chairman of the board – additional cash retainer of $35,000;

●     committee chairpersons — additional retainer fees of $6,000 for the Audit Committee chair, $5,000 for the Compensation Committee chair and $2,000 for the Governance Committee chair;

●     committee membership — additional retainer fees of $6,000 for the Audit Committee, $5,000 for the Compensation Committee and $1,000 for the Governance Committee;

●     additional meeting fees — additional meeting fees of $1,000 for in-person or telephonic attendance of board or committee meetings in excess of eight meetings (combined total) per year;

●     annual equity compensation consisting of a 17,000 share restricted stock award, which vests on the first anniversary of the date of grant; and

●     if a non-employee director is appointed to the Board in between annual stockholder meetings, the annual compensation payable to that director will be pro-rated for the remaining portion of the term in which the director is appointed to the Board, and the pro-rated portion of the equity compensation payable to that director will vest over the remaining portion of the term in which the director is appointed to the Board.

We do not provide our non-employee directors with initial inducement awards when they first join the Board other than the regular annual equity award granted to our existing directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 24, 2017, by:

●     each person or entity known by us to beneficially own more than 5% of our common stock;

●     each of the Named Executive Officers in the 2016 Summary Compensation Table;

●     each of our directors and nominees; and

●     all of our executive officers, directors and nominees as a group.

The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)
William Alena (2)	62,540	*
Frederic Beckley (3)	192,540	*
David Clark (4)	526,737	*
Jean Clifton (5)	70,217	*
Geoffrey Cook (6)	1,816,525	3.0%
Ernesto Cruz (7)	32,867	*
Christopher Fralic (8)	–	–
Jonah Harris (9)	136,597	*
Spencer Rhodes (10)	20,145	*
Jason Whitt (11)	51,717	*
All executive officers, directors and nominees as a group (10 persons) (12)	2,909,885	4.7%

Harvest Capital Strategies, LLC (13)	3,650,000	6.15%

_______________

* Less than 1%

(1)      Applicable percentages are based on 59,620,606 shares of common stock outstanding as of February 24, 2017, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, MeetMe believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

(2)      Mr. Alena is an executive officer. Includes 44,874 shares issuable upon the exercise of vested stock options.

(3)      Mr. Beckley is an executive officer. Includes 174,874 shares issuable upon the exercise of vested stock options.

(4)      Mr. Clark is an executive officer. Includes 500,403 shares issuable upon the exercise of vested stock options.

(5)      Ms. Clifton is a director. Includes 62,000 shares issuable upon the exercise of vested stock options.

(6)      Mr. Cook is a director and executive officer. Includes 874,958 shares issuable upon the exercise of vested stock options.

(7)      Mr. Cruz is a director. Includes 21,000 shares issuable upon the exercise of vested stock options.

(8)      Mr. Fralic became a director on February 27, 2017.

(9)      Mr. Harris ceased to be an executive officer on February 28, 2017. Includes 134,834 shares issuable upon the exercise of vested stock options.

(10)     Mr. Rhodes is a director.

(11)     Mr. Whitt is a director. Includes 43,500 shares issuable upon the exercise of vested stock options.

(12)     Includes all executive officers and directors of MeetMe, Inc.

(13)     This information is based solely on a review of a Schedule 13G/A filed with the SEC on February 14, 2017 by Harvest Capital Strategies, LLC, which beneficially owned 3,650,000 shares, and had sole voting power and shared dispositive power over 3,650,000 shares. The address of Harvest Capital Strategies, LLC: 600 Montgomery Street, Suite 1700, San Francisco, California 94111.

EXECUTIVE OFFICERS

Our executive officers as of March 30, 2017, are the following:

Name	Age	Position
Geoffrey Cook	38	Chief Executive Officer
David Clark	52	Chief Financial Officer
William Alena	44	Chief Revenue Officer
Frederic Beckley	52	General Counsel and Executive Vice President, Business Affairs
Niklas Lindstrom	40	Chief Technology Officer

Geoffrey Cook has served as our Chief Executive Officer since March 2013. For a summary of Mr. Cook’s background, see “Proposal 1. Election of Directors – Board of Director Nominees.”

David Clark has served as our Chief Financial Officer since April 2013. From July 2008 through April 2013, Mr. Clark served as Executive Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc., and prior to that served as Senior Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc. from November 2007 until July 2008. Mr. Clark also served as Secretary of Nutrisystem, Inc. from November 2007 through July 2010. From November 2006 through October 2007, Mr. Clark was Chief Financial Officer of Claymont Steel Holdings, Inc. Prior to that, Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings from its founding in 1997 through February 2006 and held the additional positions of Executive Vice President from 2000 through February 2006 and Senior Vice President from 1997 through 2000. During this time, he also served as Chief Financial Officer of Triton Cellular Partners, L.P., an entity related to SunCom Wireless Holdings, from 1997 through April 2000. Prior to that, Mr. Clark served from 1996 through 1997 as a Managing Director at Furman Selz L.L.C., and from 1986 through 1996 in various positions at Citibank N.A., including Vice President in Media and Communications and High Yield Finance.

William Alena has served as our Chief Revenue Officer since November 2011. Mr. Alena was appointed Chief Revenue Officer in connection with the myYearbook merger. From April 2007 until November 2011, Mr. Alena served as the Chief Revenue Officer of myYearbook. From March 2002 to March 2007, Mr. Alena served as the Director of Internet Advertising at Scholastic Inc. (NASDAQ: SCHL), a global children’s publishing, education and media company.

Frederic Beckley has served as our General Counsel and Executive Vice President, Business Affairs since November 2011. From September 2000 to December 2010, Mr. Beckley worked at TruePosition, Inc., where his last position was Executive Vice President, Business Development and General Counsel. From August 1995 to September 2000, Mr. Beckley held a number of positions at Verizon Corporation, including Senior Counsel, Business Development at Verizon Wireless. Mr. Beckley began his professional career in private practice, at Dechert, Price & Rhoads from June 1990 to January 1993, and Pepper, Hamilton & Scheetz, from February 1993 to July 1995.

Niklas Lindstrom has served as our Chief Technology Officer since February 2017. Mr. Lindstrom co-founded Skout, Inc. and served as its Chief Technology Officer from January 2008 until MeetMe acquired Skout in October 2016. Before Skout, Mr. Lindstrom worked for Metrotech Corporation as Project Manager, Engineering from January 2006 until January 2008, and as a Senior Software Engineer from November 2003 to January 2006. Prior to that he was a Senior Software Engineer for International SoftDevices Corporation from 2000 until 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Geoffrey Cook, our Chief Financial Officer, David Clark, and our three next most highly compensated executive officers whose compensation exceeded $100,000 for 2016, to whom we refer to collectively as our “Named Executive Officers.” Our Named Executive Officers for 2016 were Mr. Cook, Mr. Clark, William Alena, Frederic Beckley and Jonah Harris. Mr. Harris ceased to be an executive officer on February 28, 2017.

Executive Summary

The principal objective of our executive compensation program is to attract, retain and motivate individuals who possess superior knowledge, experience and skills that we believe are important to the advancement of our business. Specifically, our executive compensation programs are designed to attract and retain individuals with exceptional ability and managerial experience and align our Named Executive Officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders.

The components of our compensation program include base salary, annual performance-based bonuses, long-term equity compensation, severance and change in control benefits. We utilize base salary and annual performance bonuses to incentivize company and individual performance in relation to competitive market conditions. Equity awards are primarily used to promote long-term stockholder value and employee retention through the use of multi-year vesting schedules that provide an incentive to the executive to remain in the employ of the Company through the end of the vesting period in order to share in any increase in the value of our Company over time. The severance and change in control benefits are used to help ensure we retain our executive talent. We believe that our executive compensation practices provide the appropriate mix of short and long-term incentives, minimize risk-taking among our executives and promote achievement of strategic objectives.

In August 2015, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our Named Executive Officers. As we evaluated our Named Executive Officer compensation program during 2016, our Compensation Committee considered the support our stockholders expressed for our Named Executive Officer compensation practices which emphasize short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Determination of Compensation Elements

In early 2016, our Compensation Committee commissioned F.W. Cook & Co. (“F.W. Cook”), a compensation consulting firm, to conduct an independent review of our executive compensation program. The purpose of the review was to provide a competitive reference on pay levels, performance alignment and shareholder considerations. F.W. Cook utilized the peer group designated in 2016, which is set forth below, to provide an executive compensation review of our overall executive compensation against that provided by our peer group. Certain of the companies were determined to be appropriate members of our competitor group based on the number of employees and the fact that they are competitor companies, while certain other companies were determined to be appropriate members of our competitor group based on their market capitalization or total shareholder return. In general, all of the companies in our peer group represent companies with which we compete for our executive talent. We may replace some of the companies in our peer group with others from time to time as market positions change, suggesting more representative peer companies. The comparator companies consist of the following:

●	Autobytel	●	Evolving Systems	●	TechTarget	●	XO Group
●	Brightcove	●	Glu Mobile	●	Telenav	●	Zix
●	Demand Media	●	Limelight Networks	●	TheStreet
●	Evolving Systems	●	Rosetta Stone	●	Travelzoo
●	eGain	●	Spark Networks	●	United Online

In 2016, we used the F.W. Cook report and consulted with F.W. Cook in connection with all compensation actions taken for our Named Executive Officers.

When determining our executive compensation policies in 2016, our Compensation Committee considered recommendations from our Chief Executive Officer, Mr. Cook, regarding the compensation for Named Executive Officers other than himself. Our Compensation Committee has the final authority regarding the overall compensation structure for our Named Executive Officers. As our Chief Executive Officer, Mr. Cook will continue to recommend compensation for our Named Executive Officers other than himself. Mr. Cook does not participate in determining his own compensation.

We believe that our executive compensation program is structured to avoid excessive risk taking by our executives or taking risks that are reasonably likely to have a material adverse effect on MeetMe. Our executive compensation program has the following risk-limiting characteristics:

●     Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●     A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

●     Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Our executive compensation model emphasizes long-term equity compensation over short-term cash compensation, and performance-based cash compensation over reliable base salaries. The amount of base salary and target performance-based bonus was approximately 52% of our Named Executive Officers’ total target direct compensation for 2016, which was slightly below the peer median in the aggregate.

Base Salaries

Our Compensation Committee generally establishes base salaries for our Named Executive Officers based on the scope of their responsibilities and the amount and type of work experience prior to joining us, taking into account competitive market compensation paid by other companies to individuals in similar positions. Based on our competitor group described above, Messrs. Cook and Harris have base salaries that are generally consistent with the 25th percentile, Mr. Beckley has a base salary that is generally consistent with the 40th percentile and Messrs. Clark and Alena have base salaries that are generally consistent with the 75th percentile. This pattern is generally consistent with smaller companies with new hires having base salaries closer to market median while incumbent executive officers tend to have base salaries below market. Our Named Executive Officers received base salary increases of 3% in 2016, which was generally consistent with market practice.

Named Executive Officer	Base Salary Effective January 1, 2016	Base Salary Effective May 16, 2016
Geoffrey Cook	$337,428	$347,551
David Clark	$337,428	$347,551
William Alena	$320,000	$329,600
Frederic Beckley	$270,037	$278,138
Jonah Harris	$257,930	$265,668

Performance-Based Bonuses

The Company has a Management Bonus Plan (the “Bonus Plan”) that was established to promote the interests of the Company by creating an annual incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company. The target performance-based bonuses under the Bonus Plan were generally between the median and the 75th percentile of the Company’s comparator group. The Compensation Committee believes that annual performance-based compensation is an effective tool to incentivize key employees, which is reflected in the above median targets as compared to base salary targets described above.

The individual bonus awards payable to the participants in the Bonus Plan for a plan year shall be based on criteria determined by the Compensation Committee. Under the Bonus Plan, the criteria include (i) the Company’s achievement of specified Revenue (defined below) goals determined by the Compensation Committee in its sole discretion, (ii) the Company’s achievement of specified Adjusted EBITDA (defined below) goals determined by the Compensation Committee in its sole discretion, and (iii) the Company’s achievement of mobile daily active user (DAU) targets determined by the Compensation Committee in its sole discretion. The Compensation Committee shall determine the amounts and relative weighting of the goals in its sole discretion.

In April 2016, the Compensation Committee set performance-based annual bonus targets and paid performance-based bonuses in the following amounts in March 2017:

Named Executive Officer	Target Bonus as Percentage of Base Salary	Target Bonus	Actual Bonus Paid
Geoffrey Cook	80%	$278,041	$358,942
David Clark	50%	$173,775	$224,339
William Alena	50%	$164,800	$212,751
Frederic Beckley	50%	$139,069	$179,534
Jonah Harris	50%	$132,834	$171,484

A portion of the bonus was based on the Company’s achievement of a certain Revenue target in 2016, a portion was based on achievement of a certain Adjusted EBITDA target in 2016, and a portion was based on achievement of a certain mobile DAU target in Q4 2016. In choosing the performance criteria for the 2016 bonuses, the Compensation Committee determined that Adjusted EBITDA, Revenue, and mobile DAU were the best indicators of the Company’s success in 2016.

For Messrs. Cook, Beckley and Harris, 40% of the bonus was based on achievement of the Revenue target, 20% was based on achievement of the mobile DAU target, and 40% was based on achievement of the Adjusted EBITDA target. For Mr. Alena, 50% of the bonus was based on achievement of the Revenue target, 20% was based on achievement of the mobile DAU target, and 30% was based on achievement of the Adjusted EBITDA target. For Mr. Clark, 30% of the bonus was based on achievement of the Revenue target, 20% was based on achievement of the mobile DAU target, and 50% was based on achievement of the Adjusted EBITDA target. Upon partial achievement of the applicable Revenue, mobile DAU, and Adjusted EBITDA goals, the bonus amounts would be prorated in accordance with the formulas determined by the Compensation Committee. Mr. Alena was eligible for an additional $70,000 bonus based on Social Theater metrics.

2016 Revenue resulted in 132% of the applicable weighted portion of each executive’s bonus being paid, mobile DAU resulted in 94% of the applicable weighted portion of each executive’s bonus being paid, and the 2016 Adjusted EBITDA resulted in approximately 143% of the applicable weighted portion of each executive’s bonus being paid, for a total payout under the plan at 129% of target.

For 2017, the performance-based annual bonus targets are the same as set forth in the chart above for 2016.

“Revenue,” for purposes of the Bonus Plan, generally means the total dollar amount of revenue generated by the Company for products sold or services provided during a specified plan year, and will exclude revenue from companies acquired during the plan year. “Adjusted EBITDA,” for purposes of the Bonus Plan, generally means earnings (or loss) before interest, taxes, depreciation and amortization before restructuring expenses, merger related expenses, stock based compensation expenses and any other expenses associated with the relocation of the Company’s headquarters or the cost associated shutting down any segment operations. In determining whether the Company has achieved an Adjusted EBITDA target, certain bonus accruals under the Bonus Plan are included, and certain costs, as well as revenue and Adjusted EBITDA from acquired entities, and, all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, are excluded. “Mobile DAU,” for purposes of the Bonus Plan, generally means a registered user who accessed the Company’s sites by one of the Company’s mobile applications or by the mobile-optimized version of the website, whether on a mobile phone or tablet, such as the iPad, during the day of measurement.

Equity Compensation

Our shareholders approved the MeetMe, Inc. 2012 Omnibus Incentive Plan in June 2012, which permits the Compensation Committee to award various types of equity based awards. In August 2014 and most recently in December 2016, our shareholders approved amendment and restatements of the MeetMe, Inc.  2012 Omnibus Incentive Plan (the “2012 Omnibus Incentive Plan”). Equity incentives form an integral part of the compensation paid to our Named Executive Officers.

In April 2016, we granted time-based stock options and restricted stock awards (“RSAs”) to all of our Named Executive Officers. Based on grant date fair value, approximately 50% of the annual equity compensation granted to our Named Executive Officers was in the form of stock options and 50% was in the form of RSAs, which allocation is generally consistent with the average of our competitor group described above. We believe that stock options and RSAs provide a strong incentive to increase stockholder value because they directly align our Named Executive Officer’s interests with those of stockholders. We believe our executive compensation program is aligned with market practice and provides a real incentive to our executive officers to create long term shareholder value. The stock options granted to our Named Executive Officers in April 2016 vest and become exercisable as to one third of the shares subject to each option on the first anniversary of the date of grant and the remainder of each option vests over a two-year period in equal monthly increments following the first anniversary of the date of grant. The RSAs vest over three years in three equal annual installments on the first, second and third anniversaries of the date of grant.

Named Executive Officer	Number of Stock Options	Shares of Restricted Common Stock
Geoffrey Cook	246,000	99,000
David Clark	116,000	45,000
William Alena	79,200	30,000
Frederic Beckley	79,200	30,000
Jonah Harris	79,200	45,000

On April 26, 2016, the Compensation Committee approved a form of vesting agreement (“Vesting Agreement”) to which each of our Named Executive Officers other than Mr. Cook is a party. The terms of the Vesting Agreement supersede any contrary provisions less favorable to the executive contained in any compensation or benefit plan, grant agreement relating to the equity-based awards and cash-based awards, or other agreement between the executive and the Company or its successor. The Compensation Committee believes that the Vesting Agreement is in the best interest of the Company and its shareholders and it was implemented in order to incentivize the Named Executive Officers to continue providing services in the event of a change of control or anticipated change of control of the Company.

The Vesting Agreement provides that if, during the period beginning on the first to occur of (i) six months prior to the consummation of a change of control or (ii) the date upon which a change of control was initiated (as evidenced by a written letter of intent (whether or not binding) or other understanding), and ending on the first to occur of (x) formal cessation of interactions with respect to the anticipated change of control (which may result from failure to achieve the closing of the change of control) or (x) the second anniversary of the consummation of the change of control (such period, the “Vesting Period”), the executive’s employment is terminated by the Company or its successor other than on account of death, disability or cause (as defined in the Vesting Agreement) or by the executive for good reason (as defined in the Vesting Agreement) (such termination of employment, a “Qualifying Termination”), then all outstanding equity-based and cash-based awards held by the executive shall accelerate and become fully vested. The executive will have the right to exercise any options or other exercisable rights for one year following the employment termination date, but not longer than the original term of the option or other exercisable right. Any equity-based and cash-based awards that vest as described above will be paid at the date specified in the applicable award agreement.

If an executive incurs a Qualifying Termination during the Vesting Period and within two years prior to the consummation of the change of control, and if any equity-based awards that are outstanding on the date of termination of employment terminate before the consummation of the change of control on account of the Qualifying Termination, the Company or its successors will pay to the executive a lump sum payment equal to the cash value of the awards that terminated during the Vesting Period prior to the consummation of the change of control by reason of such Qualifying Termination. The lump sum payment will be paid within 30 days following the consummation of the change of control, consistent with the requirements of Section 409A of the Internal Revenue Code or an exception.

In the event a change of control occurs in which some or all of an executive’s equity-based awards are assumed by the acquirer or an affiliate of the acquiror, and the executive subsequently has a Qualifying Termination during the Vesting Period, the executive shall be paid an amount in cash equal to the following for each assumed equity-based award that the executive holds at the date of the Qualifying Termination: The excess (if any) of: (1) the cash value of the equity-based award at the consummation of the change of control, minus (2) the value of the equity-based award on the executive’s termination date. The cash amount shall be paid in a lump sum payment within 60 days following the executive’s termination date, consistent with the requirements of Section 409A of the Internal Revenue Code or an exception. The cash amount shall be paid in addition to any severance benefit to which Executive may be entitled under any employment or severance agreement or plan.

For purposes of the Vesting Agreement,

(a)     the “cash value of the equity-based award at the consummation of the change of control” means (i) as to options (or other appreciation rights), the excess of (x) the value of the relevant shares subject to the option, as determined in the change of control, minus (y) the option’s aggregate exercise price (or other measurement base amount); or (ii) as to full value equity-based awards, the full value of such underlying shares as determined in the change of control transaction,

(b)     the “value of the equity-based award on the executive’s termination date” shall be determined as follows: (x) in the case of an option (or other appreciation right), the amount by which the fair market value of the shares underlying the option as of the termination date exceeds the option’s aggregate exercise price (or other measurement base amount), and (y) in the case of full value equity-based awards, the fair market value of the shares underlying the award as of the executive’s termination date and

(c)     “change of control” generally means (i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions); (ii) dissolution or liquidation of the Company; (iii) when any person or entity acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power); or (iv) any reorganization, merger, consolidation, acquisition or similar transaction or series of transactions that results in the (A) record holders of the voting stock of the target immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the target, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged; and/or (B) Qualifying Termination of the executive.

Employment Agreements

We have employment agreements with Messrs. Cook, Clark, Alena, Beckley and Harris, which provide for special benefits upon certain types of employment termination events. We enter into employment agreements with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package. In 2016, the employment agreements with Messrs. Alena, Beckley and Harris were amended to align the terms with other executive agreements and market practice. The employment agreements are more fully explained below under “Potential Payments upon Termination or Change-In-Control.”

Perquisites

We do not have programs for providing personal benefit perquisites to Named Executive Officers.

Broad-Based Programs

Our Named Executive Officers are eligible to participate in our broad-based group health, dental, life and disability plans and 401(k) savings plan offered to all full time employees of the Company. There was a matching contribution provided by the Company during 2016.

Named Executive Officer	401(k) Plan Company Match ($)
Geoffrey Cook	10,600
David Clark	10,600
William Alena	7,889
Frederic Beckley	10,600
Jonah Harris	6,967

Stock Ownership Guidelines

The Board of Directors adopted a stock ownership policy, effective December 20, 2016 (the “Ownership Policy”). The Ownership Policy provides that the members of the Board of Directors and executive officers of the Company are expected to own shares of Company common stock pursuant to the following valuation requirements:

●	members of the Board of Directors must own four times the annual base retainer (currently $25,000);

●	the Chief Executive Officer must own four times base salary; and

●	other executive officers must own one times base salary.

Individuals subject to the Ownership Policy have a five-year period in which to comply with the relevant ownership requirement. When evaluating compliance, fully-owned shares, shares held in trust, shares held in retirement accounts, and time-vested restricted stock awards (both vested and unvested) will be counted; performance-contingent equity awards and options to purchase Company common stock will not be counted.

If an individual subject to the Ownership Policy is not in compliance after five years, he or she should retain 50% of after-tax profit shares following option exercises and restricted stock vesting until in compliance with the Ownership Policy, after which this retention requirement will cease. If such individual falls out of compliance after achieving it, the retention requirement will thereafter apply until compliance is again achieved. There are no sanctions for non-compliance, and an affected individual will not be required to purchase shares of Company common stock in the open market.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits any employees, officers, directors or other individuals who are aware of material non-public information from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction) and from pledging our stock as collateral for a loan (i.e., entering into a pledging transaction).

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2012 Omnibus Incentive Plan provides that a grant agreement may provide that, in the event of a restatement of the Company’s financial statements if the Compensation Committee determines, based on the results of the restatement, that a lesser amount or portion of an award granted under the 2012 Omnibus Incentive Plan should have been paid or vested, the Committee may (i) cancel all or any portion of any outstanding awards and (ii) require the participant, or other person to whom any payment has been made or shares or other property have been transferred in connection with the award, to forfeit and pay over to the Company all or any portion of the gain realized upon the exercise of any stock option or stock appreciation right and the value realized on the vesting or payment of any other award during the period beginning twelve months preceding the date of the restatement and ending with the date of cancellation of any outstanding awards.

Compensation Adviser Independence

The Compensation Committee worked directly with F. W. Cook to conduct a review of the Company’s compensation programs. F. W. Cook reported directly to the Compensation Committee and all work conducted by F.W. Cook for the Company is on behalf, and under the direction and the authority, of the Compensation Committee.

The Compensation Committee engaged F. W. Cook to provide executive compensation analyses using peer group proxy data. F. W. Cook provides no services to the Company other than the foregoing consulting services and has no other direct or indirect business relationships with the Company or any of its affiliates. After examining whether there was a conflict of interest present between the Company and F. W. Cook, the Compensation Committee concluded that F. W. Cook had no conflicts of interest during 2016. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

Material Terms of Named Executive Officer Employment Agreements and Post Employment Compensation

We have employment agreements with Messrs. Cook, Clark, Alena, Beckley and Harris, which provide for special benefits upon certain types of employment termination events. We enter into employment agreements with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package.

Geoffrey Cook’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our then Chief Operating Officer and President of the Consumer Internet Division, Geoffrey Cook. The employment agreement was amended effective March 6, 2013, effective August 8, 2013 and again effective November 11, 2016. Mr. Cook was promoted to Chief Executive Officer of the Company, effective March 11, 2013. In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, during the term of the employment agreement, Mr. Cook is entitled to participate in all health, life, disability, insurance and other benefit programs that the Company may offer to other key executives of the Company from time to time. Mr. Cook is entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

The employment agreement provides that in the event that the Company terminates Mr. Cook’s employment without cause (other than on account of death, disability or retirement) or Mr. Cook terminates his employment for good reason, in either case, whether before or after a change of control, then the Company is obligated to pay or provide Mr. Cook (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Cook’s base salary, plus two times his target bonus as in effect immediately prior to termination, (iii) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which such exercisable awards shall remain exercisable for two years following such termination, and (iv) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Cook and his dependents), provided that such continued benefits will cease if Mr. Cook becomes eligible for benefits with a subsequent employer. The employment agreement provides that if the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, if such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction; if not, then no reduction applies.

If Mr. Cook’s employment is terminated by the Company without cause or by Mr. Cook for good reason, then Mr. Cook will be subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurs following a change of control, in which case, no such covenants will apply to Mr. Cook.

The employment agreement provides that in the event that Mr. Cook’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Cook’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Cook’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which exercisable awards shall remain exercisable for two years following such termination, and (c) three months of continued benefits under the Company’s health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Cook’s eligible dependents. If Mr. Cook’s employment is terminated on account of Mr. Cook’s disability, the Company is obligated to pay or provide Mr. Cook with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which exercisable awards shall remain exercisable for two years following such termination, and (3) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Mr. Cook will be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Cook’s employment is terminated by the Company for cause or by Mr. Cook without good reason, Mr. Cook is only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provides Mr. Cook with notice that it will impose the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Cook will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Cook’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforces the covenants (not greater than six), divided by (z) 12.

For purposes of the employment agreement for Mr. Cook, “cause” generally means the executive’s (i) willful misconduct or gross negligence that is not cured within 60 days following notice, (ii) conviction of a felony involving moral turpitude, or (iii) a material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means (a) the Company materially breaches the employment agreement, (b) a material diminution in base compensation (other than an across the board reduction), (c) a material diminution in executive’s authority, duties or responsibilities, or (d) the Company requires the executive, without his consent, to relocate his office more than 75 miles from the current location.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2016 for Mr. Cook under the terms of his amended employment agreement:

	Salary (1)	Bonus (1)	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$695,102	$556,082	-	$2,246,709	$22,226	-	$3,520,119
Termination for good reason	$695,102	$556,082	-	$2,246,709	$22,226	-	$3,520,119
Termination by death	$86,888	$69,510	$278,041	$2,246,709	$5,557	-	$2,686,705
Termination by disability	-	-	-	$2,246,709	$22,226	-	$2,268,935
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination due to nonrenewal	-	-	-	-	-	-	-
Termination in connection with a change of control	$695,102	$556,884	-	$2,246,709	$22,226	$315,344	$3,836,265
Change of control (6)	-	-	-	$2,246,709	-	-	$2,246,709

(1)     Represents 24 months of base salary and target bonus, payable in a lump sum amount. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason. Bonus calculation for termination by death is the annual bonus target, prorated for three months.

(2)     Represents a lump sum amount.

(3)     The amount represents value of full acceleration of Mr. Cook’s outstanding stock options (based on the spread between the exercise price and the closing price as of December 31, 2016) and restricted stock awards, which vest in full upon a termination of Mr. Cook’s employment without cause, for good reason or on account of death or disability. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Cook’s outstanding stock options and restricted stock awards vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Cook’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control.

(4)     Includes value of continued benefits for 12 months for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, assuming permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Upon termination due to death, amount includes the value of continued benefits for Mr. Cook’s eligible dependents for three months.

(5)       As with our other Named Executive Officers, Mr. Cook is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. If the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction. Based on our estimates as of December 31, 2016 of the impact of Section 280G of the Internal Revenue Code, Mr. Cook would receive a greater net after-tax benefit if all excess parachute payments are paid to him and the payments are subject to the excise tax under Section 4999 of the Internal Revenue Code than he would receive if the Company reduced those payments and benefits to avoid such excise tax.

(6)       Pursuant to the employment agreement, Mr. Cook’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Cook’s stock options and restricted stock awards are not assumed or substituted in connection with a change of control, the stock options and restricted stock awards will become fully vested upon the change of control.

David Clark’s Employment Agreement

Effective as of April 2, 2013, we entered into an employment agreement with our Chief Financial Officer, David Clark. The employment agreement has a three-year term that automatically renews for periods of one year unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Clark is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Clark’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Clark terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Clark was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Clark would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Clark’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Clark remained employed through such vesting date. A failure by the Company to renew Mr. Clark’s employment agreement (for a reason other than cause, death or disability or Mr. Clark’s resignation without good reason) will be treated as termination of Mr. Clark’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Clark’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Clark or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Clark’s target bonus, based on the number of days Mr. Clark was employed during the year of termination, paid in a lump sum.

Mr. Clark is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Clark is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Clark’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2016 for Mr. Clark under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$347,551	-	$173,775	$436,221	$15,429	-	$972,976
Termination for good reason	$347,551	-	$173,775	$436,221	$15,429	-	$972,976
Termination by death	-	-	$173,775	-	-	-	$173,775
Termination by disability	-	-	$173,775	-	-	-	$173,775
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination due to nonrenewal	$347,551	-	$173,775	$436,221	$15,429	-	$972,976
Termination in connection with a change of control	$347,551	-	$173,775	$1,050,236	$15,429	-	$1,586,991
Change of control (6)	-	-	-	$1,050,236	-	-	$1,050,236

(1)       Represents 12 months of base salary, payable in installments in accordance with the Company’s payroll practices.

(2)       Represents a lump sum amount, prorated based on Mr. Clark’s target bonus and the number of days Mr. Clark was employed in 2016.

(3)       The amount reflects the value of Mr. Clark’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2016) and restricted stock awards outstanding as of December 31, 2016. Pursuant to Mr. Clark’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Clark’s stock options and restricted stock awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Clark remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Clark’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Clark’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Clark incurs a Qualifying Termination during the Vesting Period, Mr. Clark’s stock options and restricted stock awards will fully vest as of the date of such termination of employment. In addition, in certain circumstances, Mr. Clark may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described above under "Equity Compensation."

(4)       Includes value of continued health benefits for 12 months.

(5)       As with our other Named Executive Officers, Mr. Clark is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2016, Mr. Clark’s payment in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(6)       Pursuant to Mr. Clark’s stock option agreements, Mr. Clark’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Clark’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

William Alena’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our Chief Revenue Officer, William Alena. The employment agreement was amended and restated effective June 1, 2016 in order to align the terms with other executive agreements and market practice. The employment agreement has a three year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Alena is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Alena’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Alena terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Alena was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Alena would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Alena fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Alena’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Alena remained employed through such vesting date. A failure by the Company to renew Mr. Alena’s employment agreement (for a reason other than cause, death or disability or Mr. Alena’s resignation without good reason) will be treated as termination of Mr. Alena’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Alena’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Alena or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Alena’s target bonus, based on the number of days Mr. Alena was employed during the year of termination, paid in a lump sum.

Mr. Alena is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Alena is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Alena’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2016 for Mr. Alena under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$329,600	-	$164,800	$292,867	$16,727	-	$803,994
Termination for good reason	$329,600	-	$164,800	$292,867	$16,727	-	$803,994
Termination by death	-	-	$164,800	-	-	-	$164,800
Termination by disability	-	-	$164,800	-	-	-	$164,800
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination due to nonrenewal	$329,600	-	$164,800	$292,867	$16,727	-	$803,994
Termination in connection with a change of control	$329,600	-	$164,800	$705,692	$16,727	-	$1,216,819
Change of control (6)	-	-	-	$705,692	-	-	$705,692

(1)      Represents 12 months of base salary, payable in installments in accordance with the Company’s payroll practices.

(2)      Represents a lump sum amount, prorated based on Mr. Alena’s target bonus and the number of days Mr. Alena was employed in 2016.

(3)      The amount reflects the value of Mr. Alena’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2016) and restricted stock awards outstanding as of December 31, 2016. Pursuant to Mr. Alena’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Alena’s stock options and restricted stock awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Alena remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Alena’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Alena’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Alena incurs a Qualifying Termination during the Vesting Period, Mr. Alena’s stock options and restricted stock awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Alena may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described above under "Equity Compensation."

(4)      Includes value of continued health benefits for 12 months.

(5)       As with our other Named Executive Officers, Mr. Alena is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2016, Mr. Alena’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(6)       Pursuant to Mr. Alena’s stock option agreements, Mr. Alena’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Alena’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

Frederic Beckley’s Employment Agreement

Effective as of November 18, 2011, we entered into an employment agreement with our General Counsel and Executive Vice President, Business Affairs, Frederic Beckley. The employment agreement was amended and restated effective June 1, 2016 in order to align the terms with other executive agreements and market practice. The employment agreement has a three year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Beckley is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Beckley’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Beckley terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Beckley was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Beckley would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Beckley fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Beckley’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Beckley remained employed through such vesting date. A failure by the Company to renew Mr. Beckley’s employment agreement (for a reason other than cause, death or disability or Mr. Beckley’s resignation without good reason) will be treated as termination of Mr. Beckley’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Beckley’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Beckley or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Beckley’s target bonus, based on the number of days Mr. Beckley was employed during the year of termination, paid in a lump sum.

Mr. Beckley is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Beckley is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Beckley’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2016 for Mr. Beckley under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$278,138	-	$139,069	$292,867	-	-	$710,074
Termination for good reason	$278,138	-	$139,069	$292,867	-	-	$710,074
Termination by death	-	-	$139,069	-	-	-	$139,069
Termination by disability	-	-	$139,069	-	-	-	$139,069
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Termination due to nonrenewal	$278,138	-	$139,069	$292,867	-	-	$710,074
Termination in connection with a change of control	$278,138	-	$139,069	$705,692	-	-	$1,122,899
Change of control (6)	-	-	-	$705,692	-	-	$705,692

(1)       Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)       Represents a lump sum amount equal to Mr. Beckley’s target bonus, prorated based on the number of days Mr. Beckley was employed with the Company in 2016.

(3)       The amount reflects the value of Mr. Beckley’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2016) and restricted stock awards outstanding as of December 31, 2016. Pursuant to Mr. Beckley’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Beckley’s stock options and restricted stock awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Beckley remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Beckley’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Beckley’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Beckley incurs a Qualifying Termination during the Vesting Period, Mr. Beckley’s stock options and restricted stock awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Beckley may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described above under "Equity Compensation."

(4)       As with our other Named Executive Officers, Mr. Beckley is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2016, Mr. Beckley’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(5)       Pursuant to Mr. Beckley’s stock option agreements, Mr. Beckley’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Beckley’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

Jonah Harris’s Employment Agreement

Effective as of October 5, 2015, we entered into an employment agreement with our Chief Technology Officer, Jonah Harris. The employment agreement was amended and restated effective June 1, 2016 in order to align the terms with other executive agreements and market practice. The employment agreement has a three year term that automatically renews unless either party terminates the agreement upon 60 days’ notice. Mr. Harris ceased to be an executive officer on February 28, 2017, when he agreed with the Company to transition out of the Chief Technology Officer role and into a transitional employment role anticipated to last approximately 90 days.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Harris is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Harris’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Harris terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Harris was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Harris would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Harris fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Harris’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Harris remained employed through such vesting date. A failure by the Company to renew Mr. Harris’s employment agreement (for a reason other than cause, death or disability or Mr. Harris’s resignation without good reason) will be treated as termination of Mr. Harris’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Harris’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Harris or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Harris’s target bonus, based on the number of days Mr. Harris was employed during the year of termination, paid in a lump sum.

Mr. Harris is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Harris is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Harris’s termination of employment for any reason..

For purposes of the employment agreement for Messrs. Clark, Alena, Beckley and Harris, “cause” generally means, after having an opportunity to cure, the executive’s (i) commission of a felony, (ii) repeated failure, refusal or neglect to perform his duties to the Company for reasons other than incapacity due to physical or mental illness, (iii) breach of any restrictive covenants or code of business conduct and ethics or (iv) material act of dishonesty or breach of trust or other misconduct, and “good reason” generally means the Company (a) materially breaches the employment agreement, (b) reduces the executive’s base salary, (c) materially diminishes the executive’s authority, duties, or responsibilities or the authority, duties or responsibilities of the supervisor to whom the executive is required to report, or (d) materially changes the geographic location at with the executive is required to perform services for the Company.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2016 for Mr. Harris under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$265,668		$132,834	$301,573	$16,727		$716,802
Termination for good reason	$265,668		$132,834	$301,573	$16,727		$716,802
Termination by death			$132,834				$132,834
Termination by disability			$132,834				$132,834
Termination for cause
Termination without good reason
Termination due to nonrenewal	$265,668		$132,834	$301,573	$16,727		$716,802
Termination in connection with a change of control	$265,668		$132,834	$1,176,682	$16,727		$1,591,911
Change of control (6)				$1,176,682			$1,176,682

(1)      Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)       Represents a lump sum amount equal to Mr. Harris’s target bonus, prorated based on the number of days Mr. Harris was employed with the Company in 2016.

(3)       The amount reflects the value of Mr. Harris’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2016) and restricted stock awards outstanding as of December 31, 2016. Pursuant to Mr. Harris’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Harris’s stock options and restricted stock awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Harris remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Harris’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Harris’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Harris incurs a Qualifying Termination during the Vesting Period, Mr. Harris’s stock options and restricted stock awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Harris may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described above under "Equity Compensation."

(4)       Includes value of continued health benefits for 12 months.

(5)       As with our other Named Executive Officers, Mr. Harris is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2016, Mr. Harris’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(6)       Pursuant to Mr. Harris’s stock option agreements, Mr. Harris’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Harris’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

Tax Considerations

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Compensation Committee Report

The members of the Company’s Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Amendment.

Jean Clifton (Chair)
Ernesto Cruz
Members of the Compensation Committee
Spencer Rhodes
Former Committee Member (Chair in 2016)

Compensation Tables

The following tables reflect the compensation paid to our Chief Executive Officer, our Chief Financial Officer, and our three next most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, and who we refer to as our Named Executive Officers, for 2016, 2015 and 2014.

2016 Summary Compensation Table

Name of Principal Position (a)	Year (b)	Salary ($)(c)(1)	Stock Awards ($)(e)(2)		Option Awards ($)(f)(2)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)(28)	Total ($)(j)

Geoffrey Cook	2016	343,755	324,720	(3)	573,008	(14)	358,942	(25)	32,826	1,633,251
Chief Executive Officer	2015	333,743	295,680	(4)	539,406	(15)	561,548	(26)	29,113	1,759,490
	2014	298,500	321,051	(5)	321,981	(16)	269,229	(26)	28,326	1,239,087

David Clark	2016	343,755	147,600	(6)	270,199	(17)	224,339	(25)	35,088	1,020,981
Chief Financial Officer	2015	333,743	139,040	(7)	253,649	(18)	350,968	(26)	31,375	1,108,775
	2014	321,750	152,337	(8)	152,677	(19)	168,268	(26)	31,281	826,313

William Alena	2016	326,000	98,400	(9)	184,481	(20)	212,751	(25)	30,243	851,875
Chief Revenue Officer	2015	222,495	93,280	(10)	170,170	(21)	351,886	(27)	29,786	867,617
	2014	214,500	101,970	(11)	101,497	(22)	331,936	(27)	27,506	777,409

Frederic Beckley	2016	275,100	98,400	(9)	184,481	(20)	179,534	(25)	19,638	757,153
General Counsel and Executive Vice President, Business Affairs	2015	267,088	93,280	(10)	170,170	(21)	280,873	(26)	17,380	828,791
	2014	257,491	101,970	(11)	101,497	(22)	80,797	(26)	17,402	559,157

Jonah Harris	2016	262,766	147,600	(6)	184,481	(20)	171,484	(25)	27,672	794,003
Chief Technology Officer (29)	2015	256,972	201,820	(12)	107,779	(23)	160,968	(26)	20,128	747,667
	2014	253,040	31,350	(13)	31,163	(24)	66,277	(26)	18,069	399,899

_______________

(1)     Represents cash compensation for salary.

(2)     The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. The amounts in the column titled “Option Awards” represent awards that were paid in the form of stock options and do not reflect the actual amount that may be realized by the Named Executives Officers.

(3)     Includes a restricted stock award of 99,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018, and 2019.

(4)     Includes a restricted stock award of 168,000 shares of Company common stock, which vests in equal increments on April 17, 2016, 2017, and 2018.

(5)     Includes a restricted stock award of 103,900 shares of Company common stock, which vests in equal increments on May 7, 2015, 2016, and 2017.

(6)     Includes a restricted stock award of 45,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018, and 2019.

(7)     Includes a restricted stock award of 79,000 shares of Company common stock, which vests in equal increments on April 17, 2016, 2017, and 2018.

(8)      Includes a restricted stock award of 49,300 shares of Company common stock, which vests in equal increments on May 7, 2015, 2016, and 2017.

(9)      Includes a restricted stock award of 30,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018, and 2019.

(10)     Includes a restricted stock award of 53,000 shares of Company common stock, which vests in equal increments on April 17, 2016, 2017, and 2018.

(11)     Includes a restricted stock award of 33,000 shares of Company common stock, which vests in equal increments on May 7, 2015, 2016, and 2017.

(12)     Includes a restricted stock award of 100,000 shares of Company common stock, which vests in full on October 5, 2018, and includes a restricted stock award of shares of Company common stock, which vests in equal increments on May 6, 2016, 2017 and 2018.

(13)     Includes a restricted stock award of 16,500 shares of Company common stock, which vest in equal increments on May 21, 2015, 2016 and 2017.

(14)     Includes 246,000 10-year stock options exercisable at $3.28 per share, which vests as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(15)     Includes 420,000 10-year stock options exercisable at $1.76 per share, which vested as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(16)     Includes 149,100 10-year stock options exercisable at $3.09 per share, which vested as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(17)     Includes 116,000 10-year stock options exercisable at $3.28 per share, which vests as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(18)     Includes 197,500 10-year stock options exercisable at $1.76 per share, which vested as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(19)     Includes 70,700 10-year stock options exercisable at $3.09 per share, which vested as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(20)     Includes 79,200 10-year stock options exercisable at $3.28 per share, which vested as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(21)     Includes 132,500 10-year stock options exercisable at $1.76 per share, which vested as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(22)     Includes 47,000 10-year stock options exercisable at $3.09 per share, which vested as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(23)     Includes 75,000 10-year stock options exercisable at $1.60 per share, which vest as to one-third on October 5, 2016, and the balance vested over a two-year period in equal monthly increments with the first monthly vesting date being November 5, 2016, and includes 20,000 10-year stock options exercisable at $1.64 per share, which vest in equal increments on May 6, 2016, 2017, and 2018.

(24)     Includes 23,500 10-year stock options exercisable at $1.90 per share, which vest in equal increments on May 21, 2015, 2016, and 2017.

(25)     Represents bonus amounts earned for services performed in 2016, pursuant to the Bonus Plan, as described under “Performance-Based Bonuses” in the Compensation Discussion and Analysis.

(26)     Represents bonus amounts earned for services performed in 2015 and 2014, pursuant to the 2015 and 2014 Bonus Plan, respectively.

(27)     Represents commission earned in 2015 and 2014, pursuant to the 2015 and 2014 commission plans, respectively.

(28)     The amounts in this column include company matching contributions under the Company’s 401(k) Plan, health, dental, life and disability insurance premiums. The amounts for 2016 are shown in the following table:

Named Executive Officer	401(k) Plan Company Match ($)	Health & Dental Insurance Premiums ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Geoffrey Cook	10,600	15,429	90	6,707
David Clark	10,600	15,429	90	8,969
William Alena	7,889	16,727	90	5,537
Frederic Beckley	10,600	-	90	8,948
Jonah Harris	6,967	16,727	90	3,888

(29)     Mr. Harris ceased to be an executive officer on February 28, 2017.

Grants of Plan Based Awards – 2016

The following table provides details regarding plan-based awards granted to our Named Executive Officers in 2016.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(d)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)(3)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (l)(4)
Geoffrey Cook	4/26/2016	278,041		246,000	3.28	573,008

	4/26/2016		99,000			324,720

David Clark	4/26/2016	173,775		116,000	3.28	270,199

	4/26/2016		45,000			147,600

William Alena	4/26/2016	164,800		79,200	3.28	184,481

	4/26/2016		30,000			98,400

Frederic Beckley	4/26/2016	139,069		79,200	3.28	184,481

	4/26/2016		30,000			98,400

Jonah Harris	4/26/2016	132,834		79,200	3.28	184,481

	4/26/2016		45,000			147,600

(1)     These amounts for Messrs. Cook, Clark, Harris, Alena and Beckley represent target cash-based incentive awards made to the Named Executive Officers as approved by the Compensation Committee on April 26, 2016 under the Bonus Plan. Each bonus award represented a target payout based on performance percentages if certain Revenue, mobile DAU, and Adjusted EBITDA goals were met, as described in more detail in the discussion under “Performance-Based Bonuses” above. The Bonus Plan did not provide for threshold or maximum amounts payable for performance under the plan. The amounts in the target column (d) represent 100% achievement of the applicable performance goals. To the extent earned, the bonuses under the Bonus Plan are reported in the Non-Equity Incentive Plan Awards column (g) in the Summary Compensation Table.

(2)     The restricted stock awards were granted to all Named Executive Officers on April 26, 2016 and vest in three equal increments on April 26 of 2017, 2018, and 2019. The restricted stock awards were granted under the 2012 Omnibus Incentive Plan.

(3)     The stock options were granted to all Named Executive Officers on April 26, 2016 and vest as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017. The stock options were granted under the 2012 Omnibus Incentive Plan.

(4)     The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent equity-based awards that are in the form of shares or options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers.

Outstanding Equity Awards at 2016 Fiscal Year End

Listed below is information with respect to unexercised options and stock that has not vested with respect to equity incentive awards granted to each of our Named Executive Officers as of December 31, 2016, all of which were granted under the 2012 Omnibus Incentive Plan:

		Option Awards					Stock Awards
Name (a)	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable (b)	No. of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	No. of Shares or Units of Stock that have not Vested (g)		Market Value of Shares or Units of Stock that have not Vested (h)
Geoffrey Cook	11/10/2011	450,000	-		4.24	11/10/2021	-		-
	5/7/2014	128,392	20,708	(1)	3.09	5/7/2024	-		-
	5/7/2014	-	-		-	N/A	34,633	(7)	170,741
	4/17/2015	233,333	186,667	(2)	1.76	4/17/2025	-		-
	4/17/2015	-	-		-	N/A	112,000	(8)	552,160
	4/26/2016	-	246,000	(3)	3.28	4/26/2026	-		-
	4/26/2016	-	-		-	N/A	99,000	(9)	488,070

David Clark	4/2/2013	300,000	-		2.31	4/2/2023	-		-
	5/7/2014	60,881	9,819	(1)	3.09	5/7/2024	-		-
	5/7/2014	-	-		-	N/A	16,433	(7)	81,015
	4/17/2015	109,723	87,777	(2)	1.76	4/17/2025	-		-
	4/17/2015	-	-		-	N/A	52,667	(8)	259,648
	4/26/2016	-	116,000	(3)	3.28	4/26/2026	-		-
	4/26/2016	-	-		-	N/A	45,000	(9)	221,850

William Alena	5/7/2014	6,527	6,528	(1)	3.09	5/7/2024	-		-
	5/7/2014	-	-		-	N/A	11,000	(7)	54,230
	4/17/2015	18,402	58,889	(2)	1.76	4/17/2025	-		-
	4/17/2015	-	-		-	N/A	35,333	(8)	174,192
	4/26/2016	-	79,200	(3)	3.28	4/26/2026	-		-
	4/26/2016	-	-		-	N/A	30,000	(9)	147,900

Frederic Beckley	1/1/2012	130,000	-		3.32	1/1/2022	-		-
	5/7/2014	6,527	6,528	(1)	3.09	5/7/2024	-		-
	5/7/2014	-	-		-	N/A	11,000	(7)	54,230
	4/17/2015	18,402	58,889	(2)	1.76	4/17/2025	-		-
	4/17/2015	-	-		-	N/A	35,333	(8)	174,192
	4/26/2016	-	79,200	(3)	3.28	4/26/2026	-		-
	4/26/2016	-	-		-	N/A	30,000	(9)	147,900

Jonah Harris	11/10/2011	50,000	-		4.24	11/10/2021	-		-
	5/16/2012	25,000	-		3.65	5/16/2022	-		-
	5/21/2014	15,667	7,833	(4)	1.90	5/21/2024	-		-
	5/21/2014	-	-		-	N/A	5,500	(10)	27,115
	5/6/2015	6,667	13,333	(5)	1.64	5/6/2025	-		-
	5/6/2015	-	-		-	N/A	17,000	(11)	83,810
	10/5/2015	29,167	45,833	(6)	1.60	10/5/2025	-		-
	10/5/2015	-	-		-	N/A	100,000	(12)	493,000
	4/26/2016	-	79,200	(3)	3.28	4/26/2026	-		-
	4/26/2016	-	-		-	N/A	45,000	(9)	221,850

(1)     The options vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(2)     The options vest as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(3)     The options vest as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(4)     The options vest in equal increments on May 21, 2015, May 21, 2016 and May 21, 2017.

(5)     The options vest in equal increments on May 6, 2016, May 6, 2017 and May 6, 2018.

(6)     The options vest as to one-third on October 5, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being November 5, 2016.

(7)     The restricted stock awards vest in equal increments on May 7, 2015, May 7, 2016, and May 7, 2017.

(8)     The restricted stock awards vest in equal increments on April 17, 2016, April 17, 2017, and April 17, 2018.

(9)     The restricted stock awards vest in equal increments on April 26, 2017, April 26, 2018 and April 26, 2019.

(10)   The restricted stock awards vest in equal increments on May 21, 2015, May 21, 2016, and May 21, 2017.

(11)   The restricted stock awards vest in equal increments on May 6, 2016, May 6, 2017, and May 6, 2018.

(12)   The restricted stock awards vest in full on October 5, 2018.

Option Exercises and Stock Vested – 2016

The following table provides information regarding option exercises and stock award vesting for our Named Executive Officers in 2016.

	Option Awards		Stock Awards
Named Executive Officer (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (d)(1)		Value Realized on Vesting (e)
Geoffrey Cook	-	-	90,634	(2)	$291,414
David Clark	-	-	42,767	(3)	$137,512
William Alena	379,154	$1,535,559	55,334	(4)	$182,576
Frederic Beckley	186,654	$853,019	55,334	(4)	$182,576
Jonah Harris	-	-	34,833	(5)	$115,984

(1)       Represents restricted stock awards that vested in 2016.

(2)       Includes a restricted stock award of 103,900 shares that vested as to one-third on May 7, 2016, representing 34,634 shares vesting on May 7, 2016, with the balance vesting on May 7, 2017. Includes a restricted stock award of 168,000 shares that vested as to one-third on April 17, 2016, representing 56,000 shares vesting on April 17, 2016, with the balance vesting on April 17, 2017 and April 17, 2018.

(3)       Includes a restricted stock award of 49,300 shares that vested as to one-third on May 7, 2016, representing 16,434 shares vesting on May 7, 2016, with the balance vesting on May 7, 2017. Includes a restricted stock award of 79,000 shares that vested as to one-third on April 17, 2016, representing 26,333 shares vesting on April 17, 2016, with the balance vesting on April 17, 2017 and April 17, 2018.

(4)       Includes a restricted stock award of 33,000 shares that vested as to one-third on May 7, 2016, representing 11,000 shares vesting on May 7, 2016, with the balance vesting on May 7, 2017. Includes a restricted stock award of 80,000 shares that vested as to one-third on May 15, 2016, representing 26,666 shares vesting on May 15, 2016, that vested in full on May 15, 2016. Includes a restricted stock award of 53,000 shares that vested as to one-third on April 17, 2016, representing 17,667 shares vesting on April 17, 2016, with the balance vesting on April 17, 2017 and April 17, 2018.

(5)       Includes a restricted stock award of 16,500 shares that vested as to one-third on May 21, 2016, representing 5,500 shares vesting on May 21, 2016, with the balance vesting on May 21, 2017. Includes a restricted stock award of 62,500 shares that vested as to one-third on May 15, 2016, representing 20,833 shares vesting on May 15, 2016, that vested in full on May 15, 2016. Includes a restricted stock award of 25,500 shares that vested as to one-third on May 6, 2016, representing 8,500 shares vesting on May 6, 2016, with the balance vesting on May 6, 2017 and May 6, 2018.

Pension Benefits

The Company does not provide pension benefits.

Nonqualified Deferred Compensation

The Company does not have nonqualified deferred compensation plans in which our Named Executive Officers participate.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2016, the number of outstanding options and other rights granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by security holders
	2012	4,616,970		$2.44	4,109,092
	2006	3,041,686		$2.62	—
	Non-plan	316,456	(1)	$1.34	—
	Total	7,975,112		$2.60	4,109,092

Equity compensation plans not approved by security holders	2016	310,000		$6.02	440,000
Total		8,285,112			4,549,092

(1)        The Board of Directors approved and our stockholders ratified the issuance of 443,038 of stock options under the Prior Plan outside of our stock incentive plans.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the last completed fiscal year are Spencer Rhodes and Ernesto Cruz. Neither of these individuals has ever been an officer or employee of the Company or any of its subsidiaries.

CERTAIN RELATIONSHIPS RELATED PARTY TRANSACTIONS

Policies and Procedures

On January 29, 2007, our management adopted the Related Party Transactions Policy. The Related Party Transactions Policy applies to certain transactions between MeetMe and a “Related Party.” Under the Related Party Transaction Policy, management must present to the Audit Committee any such related party transactions that it is proposing to enter into. Any such transactions must be on terms comparable to those obtainable in arm’s length dealing with unrelated third parties and must be approved by the Audit Committee. Under the Related Party Transactions Policy, MeetMe must include disclosure of such transactions in its applicable filings made with the SEC.

Certain Relationships

In 2016, Catherine Cook, a Co-Founder of MyYearbook and VP Brand Strategy for the Company, earned a salary of $123,830, management incentive bonus of $32,325, $46,248 worth of restricted stock awards (RSAs), and $25,156 worth of stock options. Ms. Cook is the sister of Geoffrey Cook, our CEO and Director. Matthew Eustice, who joined myYearbook in 2006 and serves as VP Quality Assurance for the Company, earned a salary of $143,345, management incentive bonus of $37,813, $46,248 worth of restricted stock awards (RSAs), and $25,156 worth of stock options. Mr. Eustice is the brother-in-law of Geoffrey Cook, our CEO and Director.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this proxy statement for our Named Executive Officers (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2016, we achieved record revenue, net income, and adjusted EBITDA. We improved our recommendation engine, launched Discuss to facilitate discussions around interests that we know our users share, and completed our acquisition of Skout, which gave us on a combined basis over two million mobile active users in the fourth quarter of 2016. Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2016 in determining Named Executive Officer compensation for 2016, as well as each Named Executive Officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our executive compensation programs are designed to motivate our executives to achieve our primary goals of increasing revenue, adjusted EBITDA and Daily Active Users (DAU). Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board believes that the executive compensation as disclosed in the tabular disclosures, and narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Recommendation of the Board of Directors

The Board unanimously recommends that stockholders vote “For” the proposal to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

AUDIT COMMITTEE

The Audit Committee, which currently consists of Ernesto Cruz (Chair), Jean Clifton and Jason Whitt, reviews MeetMe’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and RSM US LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the financial statements with management and RSM US LLP. The Audit Committee reviewed with RSM US LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Audit Committee Report

The Audit Committee has:

●         reviewed the audited financial statements with management;

●         met privately with the independent registered public accounting firm and discussed matters required by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, which we refer to as the “PCAOB”;

●         received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with MeetMe, Inc.; and

●         in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 that MeetMe filed with the SEC on March 9, 2017.

This report is submitted by the Audit Committee.

Ernesto Cruz, CPA (Chair)
Jean Clifton

Jason Whitt
Members of the Audit Committee

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that MeetMe files with the SEC.

It is not the duty of the Audit Committee to determine that MeetMe’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and MeetMe’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of MeetMe’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

All of the services provided and fees charged by RSM US LLP, our independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2015, were approved by our Audit Committee. The following table shows the fees paid to RSM US LLP.

	December 31, 2016	December 31, 2015
Audit Fees (1)	$319,094	$221,711
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)       These fees relate to the audit of our annual financial statements and the review of our interim quarterly financial statements.

PROPOSAL 3.  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017

Our Board has appointed RSM US LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. Selection of MeetMe’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of MeetMe for ratification. However, MeetMe is submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of MeetMe and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of RSM US LLP is not expected to be present at the Annual Meeting, but if present, will respond to appropriate questions.

The Board unanimously recommends that stockholders vote “For” the proposal to ratify the appointment of our Independent Registered Public Accounting Firm for the year ending December 31, 2017

OTHER MATTERS

MeetMe has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, MeetMe will cancel your previously submitted proxy.

By the Order of the Board of Directors

/s/ SPENCER RHODES
Spencer Rhodes
Chairman of the Board

March 30, 2017

MEETME, INC.
100 Union Square Drive
New Hope, PA 18938

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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Jean Clifton	☐	☐	☐
1B Geoffrey Cook	☐	☐	☐
1C Ernesto Cruz	☐	☐	☐
1D Christopher Fralic	☐	☐	☐
1E Spencer Rhodes	☐	☐	☐
1F Jason Whitt	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000326284_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com.

MEETME, INC.
Annual Meeting of Stockholders
May 5, 2017 1:00 PM Philadelphia time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Geoffrey Cook and David Clark, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of MeetMe, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., Philadelphia time on May 5, 2017, at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia PA 19103 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein.

If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. If any other business is properly presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

0000326284_2 R1.0.1.15

Continued and to be signed on reverse side